Exhibit 99(b)


                           CNF TRANSPORTATION INC.
           COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                       AND PREFERRED STOCK DIVIDENDS
                           (Dollars in thousands)

                                                         Three Months Ended
                                                              March 31,
                                                        1998            1997
Combined Fixed Charges and Preferred
   Stock Dividends:
      Interest Expense                            $     8,532     $    10,805
      Capitalized Interest                                490             702
      Dividend Requirement on Series B
         Preferred Stock [1]                            3,003           3,087
      Dividend Requirement on Preferred
         Securities of Subsidiary Trust                 1,563              -
      Interest Component of
         Rental Expense [2]                             9,863           8,067
                                                  $    23,451     $    22,661

Earnings:
   Income before Taxes                                 34,077          40,172
   Fixed Charges                                       23,451          22,661
      Capitalized Interest                               (490)           (702)
      Preferred Dividend Requirements [3]              (3,003)         (3,087)
                                                  $    54,035     $    59,044

Ratio of Earnings to Combined Fixed Charges
   and Preferred Stock Dividends:                         2.3 x           2.6 x


[1] Dividends on shares of the Series B cumulative convertible preferred stock are used to pay debt service on notes issued by the Company's Thrift and Stock Plan.

[2] Estimate of the interest portion of lease payments. The three month period ended March 31, 1997 was restated for a change in the estimation method.

[3] Preferred stock dividend requirements included in fixed charges but not deducted in the determination of Income before Taxes.